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                                                                    EXHIBIT 23.8

                      [Letterhead of Goldman, Sachs & Co. oHG]

PERSONAL AND CONFIDENTIAL


September 15, 1998
Management Board and Supervisory Board
Daimler-Benz AG
EpplestraSSe 225
70646 Stuttgart
Germany



Re: Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 of DaimlerChrysler AG (File No. 333-60767) relating to the Ordinary Shares of DaimlerChrysler AG being registered in connection with the combination of Daimler-Benz AG and Chrysler Corporation.


Dear Gentlemen and Madame:

Reference is made to our opinion letter dated May 8, 1998 with respect to the fairness from a financial point of view to the holders (other than Chrysler Corporation ("Chrysler") and its affiliates) of the outstanding ordinary shares of DM 5 nominal value or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") of Daimler-Benz AG, an Aktiengellschaft organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), including those Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (as defined therein), of the Daimler-Benz Exchange Ratio (as defined therein) to be received by the holders of the Daimler-Benz Ordinary Shares in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger (each as defined therein) provided for in the Business Combination Agreement, dated as of May 7, 1998, among Daimler-Benz, Chrysler and DaimlerChrysler AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DaimlerChrysler") (the "Agreement").


The foregoing opinion letter is provided for the information and assistance of the Management Board and Supervisory Board of Daimler-Benz in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Post-Effective Amendment No. 1 to the Registration Statement.



In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY-- The Special Meetings--The Daimler-Benz Special Meeting--Opinion of Financial Advisor of Daimler-Benz," "THE TRANSACTIONS--Recommendations of the Daimler-Benz Management Board and Reasons for those Recommendations," "THE TRANSACTIONS--Opinion of Financial Advisor of Daimler-Benz" and "THE DAIMLER-BENZ EXCHANGE OFFER--General" and to the inclusion of the foregoing opinion in the above mentioned Post-Effective Amendment No. 1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


Very truly yours,

GOLDMAN, SACHS & CO. oHG